Exhibit 99.1

Press Contact:	Nicole Anderson Ciena Corporation (877) 857—7377 pr@ciena.com

Investor Contact:	Suzanne DuLong Ciena Corporation (888) 243-6223 ir@ciena.com
Patrick Gallagher Joins Ciena Board of Directors
LINTHICUM, Md. — May 28, 2009 — Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced that Patrick T. Gallagher, current Chairman of Ubiquisys Ltd., a leading developer and supplier of femtocells for the global 3G mobile wireless market, has been appointed to Ciena’s Board of Directors. Mr. Gallagher also serves on the board of directors of Harmonic Inc., a provider of broadcast and on-demand video delivery solutions, and Sollers JSC, a Russian automobile manufacturer and distributor.
From January 2008 until February 2009, Mr. Gallagher was Chairman of Macro 4 plc, a global software solutions company, and from May 2006 until March 2008, served as Vice Chairman of Golden Telecom Inc., a leading facilities-based provider of integrated communications in Russia and the CIS.
“Patrick’s vast knowledge of telecommunications industry dynamics and his understanding of the needs of our customers, coupled with his leadership experience, will be a strong addition to our Board as we continue to navigate through today’s challenging market landscape,” said Gary Smith, president and chief executive officer at Ciena.
“Despite volatile market realities, Ciena continues to enhance its strategic capabilities and competitive positioning, and I look forward to contributing to the Company’s business objectives as it maintains an agile operating model while positioning itself to emerge even stronger when the environment improves,” said Gallagher.
From 2003 until 2005, Mr. Gallagher, 54, was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group, a global telecommunications company that owns and manages a subsea optical fiber network. Prior to that role, he held senior management positions during a 17-year tenure at British Telecom starting in 1985, including Group Director of Strategy & Development, President of BT Europe and a member of the BT Executive Committee. Before joining BT, Mr. Gallagher spent eight years with Racal Electronics, managing international communications projects in Europe, the Middle East and South America. He holds a Bachelor of Arts degree in Economics, with honors, from Warwick University.
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About Ciena
Ciena specializes in practical network transition. We offer leading network infrastructure solutions, intelligent software and a comprehensive services practice to help our customers use their networks to fundamentally change the way they compete. With a global presence, Ciena leverages its heritage of practical innovation to deliver maximum performance and economic value in communications networks worldwide. We routinely post recent news, financial results and other important announcements and information about Ciena on our website. For more information, visit www.ciena.com.
Note to Ciena Investors
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on September 5, 2008. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.